Exhibit 99.1

Array BioPharma Announces FDA Acceptance of Binimetinib NDA for Patients with Advanced NRAS-Mutant Melanoma

BOULDER, Colo., Sept. 1, 2016 /PRNewswire/ -- Array BioPharma (Nasdaq: ARRY) today announced that the FDA has accepted its New Drug Application (NDA) for binimetinib with a target action date under the Prescription Drug User Fee Act (PDUFA) of June 30, 2017. Array completed its NDA submission of binimetinib in late June 2016 based on findings from the pivotal Phase 3 NEMO (NRAS MELANOMA AND MEK INHIBITOR) trial in patients with NRAS-mutant melanoma. The FDA also indicated that it plans to hold an advisory committee meeting (ODAC) as part of the review process. As previously reported, Array is currently preparing for an Application Orientation Meeting (AOM) with the FDA in September 2016, which it expects will include a discussion of the NDA package including clinical risk / benefit.

"There are very few treatment advances beyond immunotherapy for this devastating disease, which impacts one out of five advanced melanoma patients," said Victor Sandor, M.D., Chief Medical Officer, Array BioPharma. "Binimetinib is the first and only MEK inhibitor to demonstrate improvement on progression free survival in a Phase 3 trial for NRAS mutant melanoma patients."

About the Phase 3 NEMO Study

The NEMO trial, (NCT01763164), is an international, randomized Phase 3 study evaluating the safety and efficacy of 45 mg BID binimetinib, compared to 1,000 mg/m2 dacarbazine dosed every three weeks. Prior immunotherapy treatment was allowed, and patients underwent radiographic assessment of disease status every six weeks. Assessment of progression was determined by blinded central review. Over 100 sites across North America, Europe, South America, Asia and Australia participated in the study.

Results from the NEMO trial were presented at the 2016 ASCO Annual Meeting. The study met its primary endpoint of improving progression-free survival (PFS) compared with dacarbazine treatment. The median PFS on the binimetinib arm was 2.8 months, versus 1.5 months on the dacarbazine arm. In the pre-specified subset of patients who received prior treatment with immunotherapy, including ipilimumab, nivolumab or pembrolizumab, patients who received binimetinib experienced 5.5 months of median PFS, compared with 1.6 months for those receiving treatment with dacarbazine. While the results in the pre-specified sub-group of patients who had received prior treatment with immunotherapy are of interest, interpretation beyond overall consistency with the primary result should be made with care. Array anticipates that the primary consideration for marketing approval will be the results for the primary endpoint of the trial. In addition to improving PFS, binimetinib also demonstrated improvement in overall response rate (ORR) and disease control rate. While there was no statistically significant difference demonstrated in overall survival (OS), the median overall survival (mOS) favored the binimetinib arm. Under the NEMO protocol, and in accordance with accepted statistical practice, the subgroup analyses of OS are formally conducted only if the key secondary endpoint of OS reached statistical significance. Binimetinib was generally well-tolerated and the adverse events reported were consistent with previous results in NRAS-mutant melanoma patients.

Binimetinib is an investigational medicine and is not currently approved in any country.

About NRAS-Mutant Melanoma
Melanoma is the fifth most common cancer among men and the seventh most common cancer among women in the United States, with more than 76,000 new cases and nearly 10,000 deaths from the disease projected in 2016. Activating NRAS mutations are present in up to 20 percent of patients with metastatic melanoma, and is a poor prognostic indicator for these patients. Treatment options for this population remain limited beyond immunotherapy, and patients face poor clinical outcomes and high mortality.

About Binimetinib
MEK and BRAF are key protein kinases in the MAPK signaling pathway (RAS-RAF-MEK-ERK). Research has shown this pathway regulates several key cellular activities including proliferation, differentiation, survival and angiogenesis. Inappropriate activation of proteins in this pathway has been shown to occur in many cancers, such as melanoma, colorectal and thyroid cancers. Binimetinib is a late-stage small molecule MEK inhibitor, which targets key enzymes in this pathway.

Binimetinib is currently being studied in several other oncology trials, including the Phase 3 COLUMBUS trial studying encorafenib in combination with binimetinib in patients with BRAF-mutant melanoma and the recently initiated BEACON trial that will study encorafenib in combination with binimetinib and cetuximab in patients with BRAF V600E-mutant colorectal cancer. Array projects COLUMBUS top-line results availability during the third quarter of 2016.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Five registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to http://www.arraybiopharma.com/.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future development plans of binimetinib, and the timing of the announcement of further results of clinical trials for binimetinib; expectations regarding requirements of the FDA for completion of its review of the NDA and regarding approval of binimetinib for NRAS-mutant melanoma; expectations that events will occur that will result in greater value for Array; and the potential for the results of current and further clinical trials to support regulatory approval or the marketing success of binimetinib. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the determination by the FDA that results from clinical trials are not sufficient to support registration or marketing approval of binimetinib; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of September 1, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

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